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                                                                    EXHIBIT 10.7

                                PROMISSORY NOTE
                                ---------------

                                                                 August 20, 2001

     FOR VALUE RECEIVED, Sheldon Bogaz ("Maker") promises to pay to Star Scientific, Inc., a Delaware corporation ("Payee"), the principal sum of
One Hundred Thousand ($100,000.00) on August 20, 2005 (the "Maturity Date"), together with any interest on the outstanding principal balance hereunder which shall accrue at the Applicable Interest Rate (as defined below) commencing on the date hereof and continuing until this Note is paid in full, subject to adjustment as set forth below, such interest to be payable in arrears on August 20 of each year that this Promissory Note is outstanding (each an "Anniversary Date"). Principal and interest hereunder shall be payable in funds constituting lawful money of the United States of America at the offices of Payee at 801 Liberty Way, Chester, Virginia, 23836, or such other place designated in advance in writing by Payee. In case any payment is not made when due, Maker promises to pay all costs of collection (including reasonable attorneys' fees) plus interest from the due date until collection in full at the Applicable Interest Rate plus two percent (2%). The term "Applicable Interest Rate" shall mean: (1) as of the date hereof, the sum of (a) the Prime Rate as published in the Wall Street Journal as of the business day immediately preceding the date hereof plus
                                                                            ----
(b) one percent (1%); and (2) beginning on each Anniversary Date, the sum of (a) the Prime Rate as published in the Wall Street Journal as of the business day immediately preceding such Anniversary Date plus (b) one percent (1%).
                                            ----

     Maker may prepay the principal amount outstanding under this Promissory
Note in whole or in part from time to time without premium or penalty; provided that such prepayment of principal is accompanied by payment of all unpaid interest accrued thereon to the date of such prepayment.

     Maker hereby (a) waives demand, presentment of payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit, and diligence in collecting this Note; (b) agrees to any substitution, addition, or release of any party or person primarily or secondarily liable hereon; (c) agrees that the Payee shall not be required first to institute any suit, or to exhaust its remedies against the Maker or any other person or party to become liable hereunder, or against any collateral in order to enforce payment of this Note; (d) consents to any extension, rearrangement, renewal, or postponement of time of payment of this Note and to any other
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indulgence with respect hereto without notice, consent, or consideration to any of them; and (e) agrees that, notwithstanding the occurrence of any of the foregoing (except with the express written release by the Payee or any such person), the Borrower shall be and remain directly and primarily liable for all sums due under this Note.

     This Promissory Note shall be governed by the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by Maker as of the date hereof.


/s/ Christopher G. Miller                  /s/ Seldon Bogaz
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CHRISTOPHER G. MILLER
Witness